UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) September 11, 2009

SANTA FE GOLD CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20430	84-1094315
(Commission File Number)	(IRS Employer Identification No.)

1128 Pennsylvania NE, Suite 200
Albuquerque, NM 87110
(Address of Principal Executive Offices)(Zip Code)

Registrant's Telephone Number, Including Area Code (505) 255-4852

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

(   ) Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

(   ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

(   ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

(   ) Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

          On September 11, 2009, Santa Fe Gold Corporation (“we” or “us”) entered into a definitive gold sale agreement with Sandstorm Resources Ltd. (TSX-V: SSL) (“Sandstorm”) to sell a portion of the life-of-mine gold production (but not silver production) from our Summit silver-gold mine. A summary of the material provisions of the agreement with Sandstorm is set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to Sandstorm agreement, a copy of which has been filed as an exhibit to this report.

          Under the Sandstorm agreement, we will receive an upfront cash deposit of $4.0 million and ongoing production payments equal to the lesser of $400 per ounce and the prevailing market price, for each ounce of gold delivered pursuant to the agreement.

          Gold production from our Summit mine subject to the agreement includes 50% of the first 10,000 ounces of gold produced, and 22% of the gold thereafter. The amount of payable gold can be reduced from 22% to 15% provided that within 36 months the Summit mine reaches certain performance levels in any consecutive 12 month period, in compliance with prefeasibility estimates, including (1) the rate of ore mined and processed must average 400 tons per day or more, and (2) payable gold production must exceed 11,500 ounces during such consecutive 12 month period.

          Sandstorm has made an initial payment of $500,000 and will pay the remaining $3,500,000 balance of the upfront cash deposit upon the satisfaction of certain funding conditions, which include the Company having received all necessary permits to build, operate and commercially extract gold from the Summit mine. Should the funding conditions not be satisfied by January 11, 2010 and should Sandstorm seek to terminate the agreement, the $500,000 initial deposit will become a loan due and owing from Santa Fe to Sandstorm.

          We have the option, for the next nine months, to increase the size of the transaction by $1,000,000, to $5,000,000. If we exercise this option, the percentage of payable gold that Sandstorm will be entitled to purchase will increase by 25%. In certain circumstances, including failure to meet minimum production rates, interruption in production due to permitting issues and customary events of default, the agreement may be terminated. In such event, we may be required to return to Sandstorm the upfront cash deposit of $4.0 million less a credit for gold delivered up to the date of that event, which is determined using the difference between the market price and $400 per ounce for gold deliveries where the prevailing market price exceeded $400 per ounce.

Item 2.01.           Completion of Acquisition or Disposition of Assets

          See Item 1.01 of this report which is incorporated herein by reference.

Item 9.01           Financial Statements, Pro Forma Financial Information and Exhibits.

(c)           Exhibits

The following exhibits are filed herewith:

Exhibit
Number	Description

99.1	Press Release dated September 14, 2009

99.2

Purchase Agreement by and among Santa Fe Gold Corporation, Santa Fe Gold (Barbados) Corporation, Lordsburg Mining Company and Sandstorm Resources Ltd and Sandstorm Resources (Barbados) Limited dated September 11, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SANTA FE GOLD CORPORATION
(Registrant)

Date: September 15, 2009	/s/ W. Pierce Carson
W. Pierce Carson
Chief Executive Officer